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                                                                Exhibit 99(p)(1)

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                             11 FIRST AMERICAN FUNDS
                                 CODE OF ETHICS
            PURSUANT TO RULE 17J-1 AND SARBANES-OXLEY ACT SECTION 406

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
First American Funds, Inc.                        American Income Fund, Inc.
First American Investment Funds, Inc.             American Municipal Income Portfolio Inc.
First American Strategy Funds, Inc.               Minnesota Municipal Income Portfolio Inc.
American Strategic Income Portfolio Inc.          First American Minnesota Municipal
American Strategic Income Portfolio Inc. II       Income Fund II, Inc.
American Strategic Income Portfolio Inc. III      FAF Advisors Securities Lending Trust
American Select Portfolio Inc.

                                  INTRODUCTION

This Code of Ethics (the "Code") has been adopted by the Board of Directors of the First American Funds identified above (the "Funds") pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") and Section 406 of the Sarbanes-Oxley Act as implemented by Sub-Item 102P3 of Form N-SAR. Part One of this Code addresses the topics contemplated by Rule 17j-1. Part Two of this Code addresses the topics contemplated by Section 406 and Sub-Item 102P3. The Board of Directors may, by Board resolution, make this Code applicable to additional Funds, which are formed in the future.

                                    PART ONE

Rule 17j-1 under the 1940 Act requires that registered investment companies adopt a written Code of Ethics containing provisions reasonably necessary to prevent Access Persons from engaging in certain activities prohibited by Rule 17j-1, and to use reasonable diligence and implement procedures reasonably necessary to prevent violations of such Code of Ethics.

The purpose of Part One of this Code is to establish policies consistent with Rule 17j-1 and with the following general principles:

      - Access Persons have the duty at all times to place the interests of clients and shareholders ahead of their own personal interests in any decision relating to their personal investments.

      - All Personal Securities Transactions shall be conducted consistent with Part One of this Code and in such manner as to avoid any actual, potential or appearance of a conflict of interest, or any abuse of an individual's position of trust and responsibility.

Access Persons shall not take inappropriate advantage of their position and must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

1.    DEFINITIONS

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      A.    "Access Person" means any director or officer of the Funds. An employee of the Funds' investment adviser or any sub-adviser is not an Access Person under Part One of this Code.

      B. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act"). This means that a person should generally consider themselves the "Beneficial Owner" of any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves the "Beneficial Owner" of any Security held by their spouse, registered domestic partner, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power with respect to such Security.

            Although the following list is not exhaustive, under the 1934 Act and Part One of this Code, a person generally would be regarded to be the "Beneficial Owner" of the following
            Securities:

            (1)   Securities held in the person's own name;

            (2) Securities held with another in joint tenancy, community property, or other joint ownership;

            (3) Securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

            (4) Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

            (5) Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of such Securities;

            (6) Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

            (7) Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

            (8) Securities held by a general partnership or limited partnership in which the person is a general partner;

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            (9)   Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

            (10) Securities in a portfolio giving the person certain performance-related fees; and

            (11) Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

      C. "Disinterested Director" means a director of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

      D. "FAF Advisors Compliance" means the department within FAF Advisors, Inc. responsible for monitoring compliance with the requirements of Part One of this Code.

      E. "Insider Trading" means the use of Material Non-Public Information to trade in a Security (whether or not one is an Access Person) or the communication of Material Non-Public Information to others. Insider Trading generally includes:

            (1) trading in a Security by an Access Person, while in possession of Material Non-Public Information;

            (2) trading in a Security by a person who is not an Access Person, while in possession of Material Non-Public Information, where the information either was disclosed to such person in violation of an Access Person's duty to keep it confidential or was misappropriated; and

            (3) communicating Material Non-Public Information to any person, who then trades in a Security while in possession of such information.

      F. "Material Non-Public Information" means information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Examples of Material Non-Public Information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material non-public information about the Funds' holdings, the Funds' transactions, and the securities recommendations of the Funds' investment advisers and any sub-advisers is also included in this definition. Access Persons (including Disinterested Directors) are reminded that they have a duty to keep such information confidential.

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      G.    "Security" shall have the same meaning as it has in Section 2(a)(36)
            of the 1940 Act, but excluding direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

      H.    "1940 Act" means the Investment Company Act of 1940, as amended.

2.    PROHIBITED SECURITIES TRANSACTIONS

      A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

            (1)   Employ any device, scheme or artifice to defraud the Fund;

            (2) Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            (3) Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund; or

            (4)   Engage in any manipulative practice with respect to any Fund.

      B. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership where such purchase or sale constitutes Insider Trading, or take any other action that constitutes or may result in Insider Trading.

      C. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has or thereby acquires any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale such Security is being purchased or sold by any Fund, or has been recommended to be purchased or sold by any Fund.

      D.    Sections 2B and 2C shall not apply to the following:

            (1) Transactions for any account over which the Access Person has no direct or indirect influence or control;

            (2)   Involuntary transactions by the Access Person or any Fund;

            (3)   Purchases under an automatic dividend reinvestment plan; or

            (4) Purchases affected by the exercise of rights, issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.


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3.    REPORTS

      A. ACCESS PERSONS. Each Access Person (except Disinterested Directors, whose entire reporting requirements are set forth in subsection B below) shall make the following reports required by Rule 17j-1(d) under the 1940 Act:

            (1) INITIAL AND ANNUAL SECURITIES HOLDINGS REPORTS. Within 10 calendar days of becoming an Access Person, and annually thereafter as required by the Adviser, Access Persons shall disclose all personal Securities holdings other than the exempt securities set forth in Section 1G. Compliance with this reporting requirement will be satisfied by providing monthly statements of brokerage accounts provided the statements are current within 30 days. Reports for Securities not included in such brokerage statements (for example, Securities held in trust accounts in which an Access Person has Beneficial Ownership) must contain:

                    a. the title, number of shares, and principal amount of each Security in which the Access Person has any Beneficial Ownership;

                    b. the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

                    c.    the date the report is submitted by the Access Person.

            (2) QUARTERLY TRANSACTION REPORTS. Within 30 calendar days of the end of each quarter, Access Persons shall report all Securities transactions other than the exempt Securities set forth in Section 1G in which each has, or by reason of such transactions acquires, any Beneficial Ownership. In the event that no reportable transactions occurred during the quarter, Access Persons should note this on the report. Compliance with this reporting requirement will be satisfied by providing brokerage account statements current as of quarter end. Reports for Securities not included in such brokerage statements (for example, Securities held in trust accounts in which an Access Person has Beneficial Ownership) must contain:

                    a. the date of each transaction, the title, the interest rate and maturity (if applicable), the number of shares and the principal amount of each Security;

                    b. the nature of each transaction (i.e., purchase, sale, or any type of acquisition or disposition);

                    c. the price of the Security at which each transaction was effected;

                    d. the name of the broker, dealer or bank with or through which each transaction was effected;

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                  e.    the name of any broker, dealer, or bank with whom the
                        Access Person established an account in which any Securities are held for the direct or indirect benefit of the Access Person and the date on which the account was established; and

                  e.    the date the report is submitted by the Access Person.

            TRANSACTIONS IN FIRST AMERICAN CLOSED-END FUNDS. Access Persons are reminded to contact FAF Advisors Compliance before executing any transaction in a First American Closed-End Fund to ensure the timely completion of Section 16 reporting requirements.
            Under these requirements Form 4 is required to be filed with the Securities and Exchange Commission (the "SEC") within 2 days of the reportable transaction.

      B. DISINTERESTED DIRECTORS. A Disinterested Director need not file Initial or Annual Securities Holdings Reports, and need only file Quarterly Transaction Reports. In the Quarterly Transaction Reports a Disinterested Director shall only report transactions in a Security if such Disinterested Director knows at the time of such transaction or, in the ordinary course of fulfilling his or her official duties as director, should have known during the 15 day period immediately preceding or after the date of the transaction, that such Security was or would be purchased or sold by any Fund or was or would be considered for purchase or sale by any Fund or its investment advisor or sub-advisor. The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Funds' investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Funds' portfolio holdings, market considerations, or the Funds' investment policies, objectives and restrictions.

            TRANSACTIONS IN FIRST AMERICAN CLOSED-END FUNDS. Disinterested Directors are reminded to contact FAF Advisors Compliance before executing any transaction in a First American Closed-End Fund to ensure the timely completion of Section 16 reporting requirements. Under these requirements Form 4 is required to be filed with SEC within 2 days of the reportable transaction.

4.    ENFORCEMENT

      A. FAF Advisors Compliance shall review reports filed under Part One of this Code to determine whether any violation may have occurred. Access Persons who discover a violation or apparent violation of Part One of this Code by any other person covered by Part One of this Code shall bring the matter to the attention of FAF Advisors Compliance.

      B. Each violation of or issue arising under Part One of this Code shall be reported to the Board of Directors of the Funds at or before the next regular meeting of the Board.

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      C.    The Board of Directors of the Funds may impose such sanctions or penalties upon a violator of Part One of this Code as it deems appropriate under the circumstances.

5.    RECORDKEEPING

      FAF Advisors Compliance shall maintain the appropriate records and reports related to Part One of this Code as required by Rule 17j-1(d) under the 1940 Act.

6.    WHISTLEBLOWER PROVISION

      Any   officer, director, employee or agent of the Funds or any of their service providers who receives a complaint regarding (i) accounting, internal account controls, and auditing matters with respect to any of the Funds, or (ii) any other matter that could reasonably be expected to affect or lead to special disclosure in the financial statement of any Fund promptly shall forward the complaint to the Chair of the Audit Committee, Fund counsel and counsel to the independent directors (or, if the complaint is given verbally, promptly shall advise the Audit Committee Chair and such outside counsel). Any such complaint shall be reported by the Chair of the Audit Committee to the Chair of the Board. If complaints are received by any officer, director, employee or agent of the Funds or any Funds' service providers which allege wrongdoing affecting any Fund in areas other than those noted above, those complaints shall be forwarded to the Chair of the Board.


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                                    PART TWO

1.    COVERED OFFICERS; PURPOSE OF PART TWO; DEFINITIONS

      A. COVERED OFFICERS. The persons who are subject to Part Two of this Code (the "Covered Officers") are the Funds' principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the Funds or by a third party. At the date set forth in the caption of this Code, the only Covered Officers of the Funds were the Funds' President and their Treasurer.

            Part Two of this Code also applies to members of each Covered Officer's immediate family who live in the same household as the Covered Officer. Therefore, for purposes of interpretation, each obligation, requirement or prohibition that applies to a Covered Officer also applies to such immediate family members. For this purpose, the term "immediate family" has the meaning set forth in Section 1B(4) of Part One of this Code.

      B. PURPOSE. The purpose of Part Two of this Code is to deter wrongdoing and to promote:

            - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;

            - compliance with applicable laws and governmental rules and regulations;

            - the prompt internal reporting of violations of Part Two of this Code to FAF Advisors Compliance; and

            -     accountability for adherence to Part Two of this Code.

      C. DEFINED TERMS. Capitalized terms which are used in Part Two of this Code and which are not otherwise defined in Part Two have the meanings assigned to them in Part One of this Code.

2. COVERED OFFICERS SHOULD HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST ETHICALLY

      A. GENERAL. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her immediate family living in the same household, received improper personal benefits as a result of his or her position with the Funds.

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            Certain conflicts of interest to which Covered Officers may be subject arise out of the relationships between Covered
            Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Investment
            Advisers Act of 1940 (the "Investment Advisers Act"). For example, under the 1940 Act, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Funds' and FAF Advisor's compliance policies and procedures are designed to prevent, or identify and correct, violations of these provisions. Part Two of this Code does not, and is not intended to, repeat or replace these policies and procedures, and such conflicts fall outside of the parameters of Part Two.

            Although typically not presenting an opportunity for improper personal benefit, conflicts also may arise from, or as a result of, the contractual relationships between the Funds and other entities of which the Covered Officers are also officers or employees, such as FAF Advisors. As a result, Part Two of this Code recognizes that the Covered Officers may, in the normal course of their duties for the Funds and such other entities, be involved in establishing policies and implementing decisions, which will have different effects on the Funds and such other entities. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and such other entities and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and, to the extent applicable, the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Directors that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

            Other conflicts of interest to which Covered Officers are subject are covered by Part Two of this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under Part Two of this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed before the interest of the Funds.


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            Each  Covered Officer must:

            - not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally;

            - not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

            - not intentionally or recklessly take or direct any action or failure to act that results in any SEC filing or other public communication by the Funds being materially misleading, while personally benefiting such Covered Officer.

      B. GIFTS AND ENTERTAINMENT. A Covered Officer must not solicit, allow himself or herself to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward the Funds' business to or from any client, potential client, Fund vendor or potential vendor. A Covered Officer may not give or accept gifts with a value exceeding $100, even if the gift does not oblige or influence the Covered Officer, or is not intended to influence another. Notwithstanding this, a Covered Officer may accept or provide reasonable business meals and entertainment if the client, potential client, Fund vendor or potential vendor is physically present at the business meal or entertainment. In the event that any such business meal or entertainment has a value exceeding $100 per person, the Covered Officer must promptly report the meal or entertainment to FAF Advisors Compliance, which shall maintain a record of such meals and entertainment and shall report such matter to the Board of Directors of the Funds at or before the next regular meeting of the Board.

3.    DISCLOSURE AND COMPLIANCE

            A. FAMILIARITY WITH DISCLOSURE REQUIREMENTS. Each Covered Officer shall familiarize himself or herself with the disclosure requirements generally applicable to the Funds.

            B. AVOIDING MISREPRESENTATIONS. Each Covered Officer shall not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors, auditors or counsel, or to governmental regulators or self-regulatory organizations.

            C. PROMOTING ACCURATE DISCLOSURE. Each Covered Officer shall, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and their service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

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            D.    PROMOTING COMPLIANCE. Each Covered Officer shall, to the
                  extent appropriate within his or her area of responsibility, promote compliance with the Funds' compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act and with the laws, rules and regulations applicable to the Funds.

4.    REPORTING; AMENDMENT AND WAIVERS.

            A. ACKNOWLEDGEMENT OF PART TWO. Upon first becoming subject to Part Two of this Code and annually at the end of each calendar year, each Covered Officer shall affirm in writing to FAF Advisors Compliance that he or she has received, read and understands Part Two of this Code.

            B. REPORTING OF VIOLATIONS. Each Covered Officer shall report any violation of Part Two of this Code of which he or she becomes aware (whether committed by himself or herself or by another Covered Officer) to FAF Advisors Compliance promptly after becoming aware of such violation. FAF Advisors Compliance shall report any material violation of Part Two of this Code of which it becomes aware, whether though a report by a Covered Officer or otherwise, to the Board of Directors of the Funds at or before the next regular meeting of the Board, together with FAF Advisors Compliance's recommendation for the action, if any, to be taken with respect to such violation. The Board of Directors of the Funds may impose such sanctions or penalties upon a violator of Part Two of this Code as it deems appropriate under the circumstances.

            C. AMENDMENTS AND WAIVERS. Amendments to, and waivers of the provisions of, Part Two of this Code may be adopted or granted by the Funds' Board of Directors. Such amendments and waivers shall be disclosed to the public in one of the manners specified in Sub-Item 102P3 of Form N-SAR.

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